FIRST AMENDMENT TO PROMISSORY NOTE
(Sharp Funeral Home, Oliver Springs, Tennessee)

THIS FIRST AMENDMENT TO PROMISSORY NOTE ("**Amendment**") is made and entered into effective as of January 1, 2022 (the "**Amendment Effective Date**") by and between Premier Funeral Management Group V, LLC, a Delaware limited liability company (the "**Borrower**") and PFMG Holdings, L.L.C., a Georgia limited liability company, with an address of 3320 Thomasville Road, Tallahassee, FL 32308 (the "**Lender**"). Capitalized terms used herein but no otherwise defined shall have the respective meanings given in the Note (as defined below).

WHEREAS, the Borrower entered into that certain Promissory Note dated November 5, 2015 (the "Note"), made in favor of the Lender, with an original principal balance of Seven Hundred Thirty-Four Thousand and No/100's Dollars ($734,000.00);

WHEREAS, the Borrower and the Lender agreed to amend the Note to change the interest rate to a fixed rate of eight and one-half percent (8.50%).

NOW THEREFORE, for and in consideration of the Note, the covenants, conditions and terms contained herein and therein, and for other good and valuable consideration the sufficiency and receipt of which is hereby conclusively acknowledged by the Borrower and Lender hereto, the Borrower and Lender do hereby agree as follows:

1. **Recitals**. The Borrower and Lender acknowledge and agree that the Recitals to this Amendment are true and correct and by this reference, incorporated into the body of this Amendment.

2. **Amendments**. To effectuate the above, the following amendments are hereby made to the Note effective as of the Amendment Effective Date:

   I. The Rate of Interest clause shall read as follows:

      Rate of Interest. As long as an Event of Default does not occur, the rate of interest for this Promissory Note shall be a fixed rate of eight and one-half percent (8.50%).

   II. The Payment of Principal and Interest clause is hereby modified, effective as of the Amendment Effective Date, as follows:

      Payment of Principal and Interest. Interest shall accrue,

during the term of this Promissory Note, on the daily unpaid principal balance from time to time outstanding, until paid in full. Interest shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed. The principal balance shall be amortized over the full term of this Promissory Note. Principal and interest payable on this Promissory Note shall be paid as follows: Beginning on February 1, 2022, and continuing monthly thereafter, Borrower shall make to Lender a monthly payment of principal and accrued interest in the amount of **NINE THOUSAND FIVE HUNDRED FORTY SIX AND 50/100 DOLLARS ($9,546.50)**. Each monthly payment of principal and accrued interest shall be due on or before the first (1st) of each month, and shall be deemed late if not received by the tenth (10th) day of each month. Any costs incurred by Lender in protecting any of the Collateral or Lender's Security Interest or curing a Default may be collected immediately from Borrower, and shall be due to Lender immediately upon demand by Lender, in addition to the monthly payment of principal and interest, or at Lender's option, such costs may be added to principal and Lender may accrue interest on this amount. **A final payment of all principal, interest, and other charges owed pursuant to this Promissory Note shall be due and payable on December 1, 2025, if not paid sooner.**

III. The Governing Law clause is replaced in whole and shall read as follows:

Governing Law. This Promissory Note is to be construed and interpreted in all respects and enforced according to the substantive law, but not the conflict of laws, of the State of Florida, except that Federal law will control, to the maximum extent, the authorized rates for payment of interest.

3. **Principal Balance.** The parties hereby acknowledge that as of the Amendment Effective Date, the current Principal Balance of the Note is Three Hundred Eighty Thousand Five Hundred Five and 68/100's Dollars ($380,505.68).

4. **Notices**. All notices to the Lender shall be given to the Lender's address as set forth in the introductory paragraph of this Amendment

Except as modified by this Amendment, the terms and conditions set forth in the Note remain unchanged.

This agreement is a modification of interest rate only and is not a novation. In addition to all amounts hereafter due under the Note, as modified by this Amendment all amounts due and payable under Note shall continue to be due and payable until paid. Except for the modification(s) set forth in this Amendment all the terms and conditions of the Note shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This agreement is to be considered attached to the Note and made a part thereof. This agreement shall not release or affect the liability of any guarantor, surety or endorser of the Note or release any owner of collateral securing the Note. The validity, priority and enforceability of the Note shall not be impaired hereby.

The parties hereby agree to the terms and conditions of this Amendment and hereto have signed this Amendment as of the dates set forth below.

Borrower:

Premier Funeral Management Group V, LLC, a Delaware limited liability company

By: [signature]

Its: Manager

Date: 01-14-22

Lender:

PFMG Holdings, L.L.C., a Georgia limited liability company

By: Veronica Case

Its: ~~Manager~~ COO

Date: 1-14-22